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                                 EXHIBIT F-2.1
                         PRELIMINARY OPINION OF COUNSEL
                          (JONES, DAY, REAVIS & POGUE)





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                                                                   EXHIBIT F-2.1



                          JONES, DAY, REAVIS & POGUE
                             77 West Wacker Drive
                                  Suite 3500
                         Chicago, Illinois 60601-1692
                                 312-782-3939


                                August 29, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Ameren Corporation
               Form U-1 Application-Declaration
               (File No. 70-8945)

Dear Sirs:

          We refer to the Form U-1 Application/Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a Missouri corporation. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

          The Application seeks approvals relating to the proposed business combination transaction among Ameren, Union Electric Company ("UE") and CIPSCO Incorporated ("CIPSCO"), by which UE and Central Illinois Public Service Company ("CIPS"), will become wholly owned subsidiaries of Ameren and Ameren will acquire all of the issued and outstanding common stock of UE and CIPS and acquire indirectly 60% of the outstanding common stock of Electric Energy, Inc. ("EEI") (the "Merger Transaction"). In the Application, Ameren also requests that the Commission approve the following actions or transactions (which, together with the Merger Transaction, are referred to as the "Transactions"):

     (i) the establishment of Ameren Services Corp. ("Ameren Services") in accordance with Rule 88 under the Act and the acquisition by Ameren of all of the outstanding voting securities of Ameren Services;

     (ii) the execution of the General Services Agreement;
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    (iii) the issuance of Ameren Common Stock in connection with the
          Transaction;

     (iv) the issuance by Ameren (and/or the acquisition by or on behalf of Ameren in open market transactions) of up to 19 million shares of Ameren Common Stock, over the period ending five years after the date of the Commission's approving order in this docket, for purposes of certain employee benefit and dividend reinvestment plans of UE, CIPSCO, CIPS and Ameren;

      (v) the solicitation of proxies from the holders of Ameren Common Stock for approvals deemed necessary or desirable in connection with the establishment or amendment of employee benefit plans referred to in
          (iv);

     (vi) the acquisition by Ameren of all of the outstanding voting securities of CIPSCO Investment Company (currently a wholly owned subsidiary of CIPSCO) ("CIPSCO Investment"), which serves as a holding company for certain nonutility investments;

    (vii) the retention by Ameren of the gas properties of UE and CIPS and the continued operation of UE and CIPS as combination utilities;

   (viii) the retention by Ameren of the nonutility activities, businesses and investments of UE and CIPSCO Investment;

     (ix) the retention by Ameren of the nonutility activities, businesses and investments of UE and CIPSCO Investment and the making of certain similar investments over a period ending five years after the date of the Commission's approving order in this docket;

      (x) the continuation of all outstanding intrasystem debt, guaranties and support agreements; and

     (xi) the transfer by UE to CIPS of the Transferred Utility Facilities located in Illinois.

          We have acted as counsel for CIPSCO in connection with the Application and, as such counsel, we are familiar with the corporate proceedings taken by Ameren, UE and CIPSCO in connection with the Transactions as described in the Application.

          We have examined originals, or copies certified to our satisfaction, of such corporate records of Ameren, UE, CIPSCO, CIPS and CIPSCO Investment, certificates of public officials, certificates of officers and representatives of Ameren, UE, CIPSCO, CIPS and CIPSCO Investment, and other documents as we have deemed necessary to examine as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we

                                       2.
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have, when relevant facts were not independently established, relied upon certificates of officers of Ameren, UE, CIPSCO, CIPS and CIPSCO Investment and other appropriate persons and statements contained in the Application and the exhibits thereto.

          The opinions expressed below are subject to the following further assumptions and conditions:

          a. The authorization and approval of the Transactions by the Boards of Directors and shareholders of Ameren, UE and CIPSCO and subsidiaries thereof remain in full force and effect.

          b. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transactions shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder, the Nuclear Regulatory Commission under the Atomic Energy Act, the Missouri Public Service Commission under the applicable laws of the State of Missouri, and the Illinois Commerce Commission under the applicable laws of the State of Illinois), and the Transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

          c. The Commission shall have duly entered an appropriate order or orders with respect to the Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

          d. No stop order shall have been entered with respect to the S-4 Registration Statement, which has become effective pursuant to the Securities Act of 1933, as amended, with respect to the shares of Ameren Common Stock to be issued in connection with the Transactions; and the issuance of shares of Ameren Common Stock in connection with the Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          e. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired.

          f. With respect to those Transactions occurring after Ameren shall have become subject to registration pursuant to Section 5 of the Act and the rules of the Commission thereunder, Ameren shall have duly registered with the Commission as a holding company pursuant to Section 5 of the Act and the rules of the Commission thereunder.

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          g.   Instruments of merger shall have been duly and validly filed with the Secretary of State of Missouri and Illinois, and such other corporate formalities as are required by the laws of such states for the consummation of the mergers contemplated by the Transactions shall have been taken; and such mergers shall have become effective in accordance with the laws of Missouri and Illinois.

          h. The parties shall have obtained all consents, waivers and releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          i. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

          j. The Transactions shall be consummated as described in the Application and under the supervision of Jones, Day, Reavis & Pogue and the General Counsel of Ameren and all legal matters incident thereto shall be satisfactory to each of us.

          Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, in the event that the proposed Transactions are consummated in accordance with the
Application:

          1. All laws of the State of Illinois applicable to the proposed Transactions will have been complied with.

          2. Each of CIPSCO and CIPS is validly organized and duly existing under the laws of the State of Illinois.

          3. The shares of common stock of CIPSCO to be converted into shares of Ameren Common Stock in connection with the Transactions will be validly issued, fully paid and nonassessable. The shares of common stock of CIPS to be acquired by Ameren as a result of the Merger of CIPSCO into Ameren will be validly issued, fully paid and nonassessable, and Ameren, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the Restated Articles of Incorporation of CIPS.

          We hereby consent to the use of this opinion as an exhibit to the Application.

                              Respectfully yours,

                              Jones, Day, Reavis & Pogue

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